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                                                                     EXHIBIT 4.2

                      SECOND AMENDMENT TO RIGHTS AGREEMENT


     This Second Amendment (this "Amendment") to the Rights Agreement, dated as of April 2, 1998 (the "Rights Agreement"), between Omega Worldwide, Inc., a Maryland corporation (the "Company"), and Equiserve Trust Company N.A. (successor to First Chicago Trust Company of New York), as Rights Agent, is made and entered into as of this 1st day of August, 2002.

     WHEREAS, concurrently herewith the Company is entering into (a) that certain Agreement and Plan of Merger, dated August 1, 2002, by and between Four Seasons Health Care Limited, a private limited company organized under the laws of England and Wales ("Four Seasons"), Delta Acquisition I, Inc., a Delaware corporation ("Delta Acquisition" and, together with Four Seasons, the "Four Seasons Parties") and the Company, and (b) those certain Tender and Option Agreements and Irrevocable Proxies, dated as on or about August 1, 2002, among the Company, the Four Seasons Parties and certain stockholders of the Company, pursuant to which Four Seasons, through Delta Acquisition, will acquire all of the issued and outstanding shares of common stock, par value $.10 per share, of the Company, including the associated preferred share purchase rights issued pursuant to the Rights Agreement, which are not beneficially owned by the Four Seasons Parties;

     WHEREAS, concurrently herewith Four Seasons is entering into that certain Stock Purchase Agreement, dated as of August 1, 2002, among the Four Seasons Parties and Omega Healthcare Investors, Inc., pursuant to which the Four Seasons Parties may acquire all of the issued and outstanding shares of Series C Preferred Stock, par value $1.00 per share, of the Company; and

     WHEREAS, the Board of Directors of the Company has determined to amend the Rights Agreement as provided herein, pursuant to the authority contained in
Section 27 of the Rights Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the Company hereby agrees as follows:

     1. The definition of "Acquiring Person" as set forth in Section 1 of the Rights Agreement shall be supplemented to include the following provision at the end of such definition:

     Notwithstanding the foregoing, if Four Seasons Health Care Limited, a private limited company organized under the laws of England and Wales ("Four Seasons"), Delta Acquisition I, Inc., a Delaware corporation ("Delta Acquisition" and, together with Four Seasons, the "Four Seasons Parties") purchases or are otherwise deemed to Beneficially Own Common Shares


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and/or shares of Series C Preferred Stock, par value $1.00 per share, of the
Company (the "Series C Preferred Shares") solely pursuant to the transactions contemplated by, and in accordance with the terms and conditions of, that certain Agreement and Plan of Merger, dated as of August 1, 2002, among the Company and the Four Season Parties, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof (the "Merger Agreement"), those certain Tender and Option Agreements and Irrevocable Proxies, dated on or about August 1, 2002, among the Company, the Four Season Parties and certain stockholders of the Company, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof (the "Tender Agreements"), and the Stock Purchase Agreement, dated as of August 1, 2002, among the Four Seasons Parties and Omega Healthcare Investors, Inc. (the "Stock Purchase Agreement"), then the Four Seasons Parties (and any Person deemed to be a Beneficial Owner by reason of beneficial ownership of securities of the Four Seasons Parties) shall be excluded from this definition of Acquiring Person under this Agreement.

     2. Section 3(a) of the Rights Agreement shall be supplemented to include the following provision at the end of such subsection:

     Notwithstanding the foregoing, if the Four Seasons Parties purchase or are otherwise deemed to Beneficially Own Common Shares and/or Series C Preferred Shares solely pursuant to the transactions contemplated by, and in accordance with the terms and conditions of, the Merger Agreement, the Tender Agreements and the Stock Purchase Agreement, then such purchase shall not trigger a Distribution Date under this Agreement.

     3. Except for the amendments made hereby, the Rights Agreement shall continue in full force and effect.



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     IN WITNESS WHEREOF, the Company has caused this Second Amendment to the
Rights Agreement to be duly executed and attested, all as of the day and year first written above.

                                        OMEGA WORLDWIDE, INC.

                                        By:  /s/ John Storey
                                           -------------------------------------
                                        Name:  John Storey
                                             -----------------------------------
                                        Title:  Vice President and Secretary
                                              ----------------------------------

Attest:

By:  /s/ Jeffrey Cohen
    ---------------------------------
Name:  Jeffrey Cohen
      -------------------------------
Title:  Senior Account Manager
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